Exhibit 10.3

PVG GP, LLC

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

RESTRICTED UNIT AWARD AGREEMENT

THIS RESTRICTED UNIT AWARD AGREEMENT is made as of «Date» (the “Effective Date”) between PVG GP, LLC, a Delaware limited liability company (the “Company”), and «Name» (“Employee”).

1. Award of Units. As of the Effective Date, the Company hereby grants to Employee «Units» common units of Penn Virginia GP Holdings, L.P. (“Units”) pursuant to the PVG GP, LLC Amended and Restated Long-Term Incentive Plan, as amended and restated effective January 1, 2008 (the “Plan”). Employee agrees that this award of Units shall be subject to all of the terms and conditions set forth herein and in the Plan, including any future amendments thereto, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern. All terms capitalized but not defined herein will have the meanings assigned to them in the Plan.

2. Forfeiture Restrictions. The Units granted to Employee pursuant to this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of Employee’s termination from the Company for any reason (other than as described below), Employee shall automatically upon such termination, for no consideration, forfeit to the Company all Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Units to the Company upon termination from the Company are herein referred to as “Forfeiture Restrictions,” and the Units which are then subject to the Forfeiture Restrictions are herein sometimes referred to as “Restricted Units.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Units. The Forfeiture Restrictions shall lapse as to Restricted Units issued to Employee pursuant to this Agreement as follows: (a) as to one-third (1/3) of the Restricted Units granted to Employee hereunder, on the first anniversary of the Effective Date; (b) as to an additional one-third (1/3) of the Restricted Units granted to Employee hereunder, on the second anniversary of the Effective Date; and (c) as to the remaining one-third (1/3) of the Restricted Units granted to Employee hereunder, on the third anniversary of the Effective Date; provided however, that notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Units on the date a Change of Control occurs or upon the death or Retirement of Employee.

3. Certificates. A certificate evidencing the Restricted Units shall be issued in Employee’s name, pursuant to which Employee shall have voting rights and shall be entitled to receive all distributions on such Units free and clear of any Forfeiture Restrictions. The certificate shall bear the following legend:

The Units evidenced by this certificate have been issued pursuant to an agreement made as of «Date», a copy of which is attached hereto and incorporated herein, between the Company and the registered holder of the Units, and are subject to forfeiture to the Company under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The Company may cause the certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of this Agreement. Upon request of the Company, Employee shall deliver to the Company a unit power, endorsed in blank, relating to the Restricted Units then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued for the remaining Units without legend in the name of Employee in exchange for the certificate evidencing the Restricted Units; provided, that the Company may cause such Units without legend to be uncertificated.

4. Consideration. It is understood that the consideration for the issuance of Restricted Units shall be Employee’s agreement to render future services as Employee of the Company.

5. Status of Units. Employee agrees that the Restricted Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the Restricted Units may bear such legend or legends as the Committee deems appropriate in order to ensure compliance with applicable securities laws, (ii) Penn Virginia GP Holdings, L.P. may refuse to register the transfer of the Restricted Units on the unit transfer records of Penn Virginia GP Holdings, L.P. if such proposed transfer would in the opinion of counsel satisfactory to Penn Virginia GP Holdings, L.P. constitute a violation of any applicable securities law, and (iii) Penn Virginia GP Holdings L.P. may give related stop transfer instructions to its transfer agent.

6. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Restricted Units.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

8. Non-Alienation. To the extent subject to the Forfeiture Restrictions, Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights with respect to Units granted hereunder, except by will or the laws of descent and distribution.

9. No Membership Rights Conferred. This Agreement shall not be deemed to (i) confer upon Employee any right with respect to continuation of employment or (ii) affect the terms and conditions of any other agreement between the Company and Employee except as expressly provided herein.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the Effective Date.

PVG GP, LLC

By:
Name:	Nancy M. Snyder
Title:	Vice President, General Counsel and Assistant Secretary

I hereby accept the grant of Restricted Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.

«Employee»

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